Exhibit 99.1

For immediate release

AAR REPORTS FIRST QUARTER FISCAL YEAR 2015 RESULTS

WOOD DALE, ILLINOIS (September 23, 2014) — AAR (NYSE: AIR) today reported first quarter fiscal year 2015 consolidated sales of $469.2 million and net income of $14.4 million, or $0.36 per diluted share.  For the first quarter of the prior fiscal year, the Company reported sales of $514.5 million and net income of $17.9 million, or $0.45 per diluted share.

“Although performance in the first quarter was in line with our expectations, sales in both segments were down for the quarter,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “In the Aviation Services segment, we saw a 7% increase in revenues to commercial customers while sales to defense customers declined by 27%. The increase in commercial sales was driven by strength in supply chain. The decline in defense sales was largely due to the drawdown of aircraft positions in Afghanistan and a delay in commencement of new contracts in Africa for our airlift business. In the Technology Products segment, lower sales of mobility products contributed to the sales decline.”

Storch continued, “Over the balance of the year, we expect lower results for our businesses that support the military’s operational tempo — airlift and mobility. While we expect continued strength in our commercial and defense supply chain businesses, as well as improvement in our MRO performance, this will not fully offset the anticipated reductions related to military operations.”

During the quarter, the Company announced the following new business wins:

•                  A ten-year exclusive distribution agreement with EATON for aircraft fluid-distribution products, oil debris-monitoring technology, engine seals and other products for commercial airlines. Revenues under this program will start in October and will fully ramp within a year.

•                  Agreement with the U.S. Army to upgrade and overhaul Auxiliary Power Units for its UH-60 Black Hawk helicopters, which started in the second quarter.

Subsequent to quarter end, the Company had the following new business awards:

•                  Two airlift contracts valued at approximately $83 million over five years, to provide dedicated rotary- and fixed-wing airlift services to U.S. Africa Command with operations commencing in the second quarter.

•                  A five-year agreement with Air Nostrum to overhaul landing gear on its CRJ900 aircraft fleet. The contract began in the second quarter and builds upon AAR’s existing relationship and experience servicing landing gear on the airline’s entire fleet of CRJ200s over the past seven years.

•                  Contracts for maintenance and engineering work on narrow- and wide-body aircraft at the Lake Charles MRO facility with two major U.S. carriers, a leasing company, and a VIP aircraft operator, which started in the second quarter.

First quarter sales to commercial customers represented 65% of consolidated sales, compared to 58% of consolidated sales in the first quarter of last year.  The balance of the sales was to government and defense customers.

Selling, general and administrative expenses declined $2.8 million over the prior year period as a result of cost savings measures implemented by the Company over the past several quarters.  Net interest expense for the quarter decreased to $9.5 million from $10.7 million last year. During the quarter, the Company generated $15.0 million in cash flow from operations and free cash flow of $6.0 million, while adding to its investment in its supply chain businesses.  In the first quarter, the Company also paid out dividends to shareholders of $3.0 million.  Average diluted share count for the quarter was 39.2 million compared to 39.0 million in the first quarter last year.

Company Guidance

The Company’s previous earnings guidance included assumptions on the number and mix of contracted Airlift positions, including certain awards that now seem unlikely to materialize.  Therefore, the Company is adjusting its earnings per share guidance from a range of $1.80 to $1.90 to a range of $1.65 to $1.75 and its sales guidance from a range of $2.100 to $2.150 billion to a range of $2.000 to $2.050 billion.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CST on September 23, 2014. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CST on September 23, 2014, until 11:59 p.m. CST on September 30, 2014.

About AAR

AAR CORP. is a global aviation and aerospace company that employs more than 6,000 people in 17 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Technology Products. AAR’s services include inventory management and parts distribution; aircraft maintenance, repair and overhaul; and expeditionary airlift. AAR’s products include cargo systems and containers; mobility systems and shelters; advanced aerostructures; and command and control systems. More information can be found at www.aarcorp.com.

Contact: John Fortson, Vice President, Chief Financial Officer | (630) 227-2075 | john.fortson@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2014. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income	Three Months Ended August 31,
(In millions except per share data - unaudited)	2014	2013

Sales	$469.2	$514.5
Cost and expenses:
Cost of sales	393.9	429.8
Selling, general and administrative	44.9	47.7

Earnings from aircraft joint ventures	0.6	1.2

Operating income	31.0	38.2

Interest expense	(9.6)	(11.0)
Interest income	0.1	0.3

Income before income taxes	21.5	27.5
Income tax expense	7.0	9.5
Net income attributable to AAR and noncontrolling interest	14.5	18.0
Income attributable to noncontrolling interest	(0.1)	(0.1)
Net income attributable to AAR	$14.4	$17.9

Earnings per share — Basic	$0.36	$0.45

Earnings per share — Diluted	$0.36	$0.45

Share Data:

Average shares outstanding — Basic	38.8	38.6
Average shares outstanding — Diluted	39.2	39.0

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights (In millions except per share data)	August 31, 2014	May 31, 2014

Cash and cash equivalents	$81.8	$89.2
Current assets	1,155.9	1,116.9
Current liabilities (excluding debt accounts)	337.8	332.4
Net property, plant and equipment	287.9	314.9
Total assets	2,205.4	2,199.5
Total debt	627.1	634.0
Stockholders’ equity	1,004.5	1,000.7
Book value per share	$25.18	$25.27
Shares outstanding	39.9	39.6

Sales By Business Segment	Three Months Ended August 31,
(In millions - unaudited)	2014	2013
Aviation Services	$363.7	$393.7
Technology Products	105.5	120.8
	$469.2	$514.5

Gross Profit by Business Segment	Three Months Ended August 31,
(In millions- unaudited)	2014	2013
Aviation Services	$59.1	$65.5
Technology Products	16.2	19.2
	$75.3	$84.7

Diluted Earnings Per Share Calculation	Three Months Ended August 31,
(In millions except per share data- unaudited)	2014	2013
Net income attributable to AAR	$14.4	$17.9
Add: After-tax interest on convertible debt	—	—
Less: Income attributable to participating shares	(0.3)	(0.4)
Net income for diluted EPS calculation	$14.1	$17.5

Diluted shares outstanding	39.2	39.0

Diluted earnings per share	$0.36	$0.45

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The company uses free cash flow for the three-month period ended August 31, 2014 to evaluate its financial results and trends, and believes it is useful for the reader of this press release.

Free Cash Flow	Three Months Ended August 31,
(In millions - unaudited)	2014
Net cash provided from operating activities	$15.0
Less: Property, plant and equipment expenditures	(9.0)
Free Cash Flow	$6.0

Net Debt	August 31,	August 31,
(In millions - unaudited)	2014	2013
Total debt	$627.1	$702.2
Less: Cash and cash equivalents	81.8	90.9
Net debt	$545.3	$611.3